Exhibit 10.8

SEPARATION OF EMPLOYMENT AGREEMENT

AND GENERAL RELEASE

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, AND A WAIVER OF ALL RIGHTS TO MAKE ANY CLAIM AGAINST THE EMPLOYER.

WHEREAS, Christopher Ferguson (hereinafter “EMPLOYEE”) has been employed by ClearPoint Business Resources, Inc., a Delaware corporation and all of its subsidiary and affiliated companies (hereinafter, collectively “EMPLOYER”) in the capacity of President and Secretary; and

WHEREAS, EMPLOYEE and EMPLOYER mutually desire to terminate amicably EMPLOYEE’s employment with EMPLOYER:

NOW, THEREFORE, in consideration of the mutual promises, agreements, undertakings and representations continued herein, and intending to be legally bound hereby,

It is hereby agreed by and between EMPLOYEE and EMPLOYER as follows:

1. Effective February 28, 2008, EMPLOYEE does hereby resign as an employee of, as President and Secretary of, and as a director of, EMPLOYER. In furtherance hereof, EMPLOYEE, on behalf of and for the benefit of himself, and his heirs, assigns and representatives, does hereby permanently and irrevocably sever his employment relationship with, and any and all of his officer and director positions with, EMPLOYER and also does hereby REMISE, RELEASE AND FOREVER DISCHARGE EMPLOYER and its parents, subsidiaries, affiliates, and its and their officers, directors, shareholders, employees and agents, its and their respective successors and assigns, heirs, executors, and administrators (hereinafter referred to collectively as “RELEASEES”) of and from any and all actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which he ever had, now has, or which his heirs, executors or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of his employment with EMPLOYER up to and including the date of this Separation of Employment Agreement and General Release (the “Agreement”), and particularly, but without limitation, any claims arising from or relating in any way to his employment relationship or the termination of his employment relationship with EMPLOYER, including, but not limited to, any claims which have been asserted, could have been asserted or could be asserted now or in the future, including any claims under any federal, state or local laws, including the Pennsylvania Human Relations Act, 43 P.S. § 951 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S. C. § 2000e et seq., the Americans with Disabilities Act, 29 U.S.C. §12101 et seq.; the Family and Medical Leave Act, 29 U.S.C. §§2601 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; any common law contract or tort claims now or hereafter recognized, and all claims for counsel fees and costs.

2. In full consideration of EMPLOYEE’S execution of this Agreement and assuming the EMPLOYEE does not revoke this Agreement within the revocation period set forth in Paragraph 10 hereof, and in consideration for EMPLOYEE’S agreement to be legally bound by the terms of this Agreement and his release of claims hereunder, EMPLOYER agrees to:

(a) Continue to pay, to the extent applicable, the EMPLOYER’S portion of the health insurance premiums for EMPLOYEE through February 28, 2009 and, thereafter, will permit EMPLOYEE (at his expense) to continue to receive such coverage in accordance with COBRA regulations. EMPLOYEE acknowledges that he is responsible for paying the EMPLOYEE’S portion, if any, of the health insurance premiums for the time period above. EMPLOYEE hereby authorizes EMPLOYER to deduct the EMPLOYEE’S portion, if any, of the health insurance premiums for the time period above from any monies payable to EMPLOYEE pursuant to the Consulting Agreement (as defined below); and

(b) Except as set forth herein, it is expressly agreed and understood that EMPLOYER does not have, and will not have, any obligation to provide EMPLOYEE at any time in the future with any payments, benefits or consideration other than those recited in Paragraph 2(a) above and the Consulting Agreement below, other than any vested benefits to which EMPLOYEE may be entitled under the terms of EMPLOYER’s benefit plans. EMPLOYEE acknowledges that the consideration set forth in Paragraph 2(a) is satisfactory and adequate in exchange for his covenants and release contained herein. EMPLOYEE further acknowledges that the consideration described above in Paragraph 2(a) is more than EMPLOYER is required to provide under its normal policies, practices or employee benefit plans and represents benefits to which he is not otherwise entitled.

3. The parties hereto acknowledge that the undertakings of each of the parties herein are expressly contingent upon the fulfillment and satisfaction of the obligations of the other party as set forth herein.

4. EMPLOYEE hereby agrees and recognizes that his employment relationship with RELEASEES has been permanently and irrevocably severed effective February 28, 2008 and that RELEASEES have no obligation, contractual or otherwise, to hire, rehire or re-employ him in the future. Except as set forth in this Agreement, and except for EMPLOYEE’S continuing obligations pursuant to

Section 5 of that certain Employment Agreement, dated as of February 12, 2007 (the “Employment Agreement”), and except for EMPLOYER’S continuing obligations, if any, pursuant to Section 4.4(ii) of the Employment Agreement, the parties agree and hereby confirm that the Employment Agreement is null and void and of no further force and effect. Notwithstanding anything contained in that certain Voting Agreement, dated as of February 12, 2007 (the “Voting Agreement”), the EMPLOYEE agrees that he shall not be a designee (as such term is used in Section 1.01(a) of the Voting Agreement) nor shall he stand for election as a director of ClearPoint Business Resources, Inc. (“CPBR”).

5. EMPLOYEE agrees and acknowledges that the agreement by EMPLOYER, described herein, is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by EMPLOYER and that this Agreement is made voluntarily to provide an amicable conclusion of his employment relationship with EMPLOYER.

6. EMPLOYEE agrees, covenants and promises that EMPLOYEE has not communicated or disclosed, and will not hereafter communicate or disclose, the terms of this Agreement to any persons with the exception of members of his immediate family, his attorney, and his accountant or tax advisor, each of whom shall be informed of this confidentiality obligation and shall be bound by its terms.

7. For as long as the EMPLOYEE beneficially owns at least five percent (5%) of the outstanding shares of Common Stock of CPBR, the EMPLOYEE shall be entitled to be an observer at each meeting of the Board of Directors (the “Board”) of CPBR. EMPLOYEE shall be invited to attend all meetings of the Board in a non-voting observer capacity and, in this respect, CPBR shall give EMPLOYEE copies of all notices, minutes, consents and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that EMPLOYEE shall, as set forth in this Paragraph 7, agree to hold in confidence and trust all information so provided; and provided, further, that the Company reserves the right to withhold any information and to exclude EMPLOYEE from any meeting or portion thereof if (i) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between CPBR and its counsel, (ii) access to such information or attendance at such meeting could result in disclosure of trade secrets or a conflict of interest, (iii) EMPLOYEE or Optos Capital is the subject matter under discussion, (iv) it is necessary to discharge the directors’ fiduciary duties, or (v) otherwise advised by CPBR’s counsel. EMPLOYER agrees at all times to hold in strictest confidence, and not to use, except for the benefit of the EMPLOYER, or to disclose to any person, firm or corporation, the Confidential Information of the EMPLOYER. EMPLOYER understands that “Confidential Information” means any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of EMPLOYER with whom EMPLOYEE became acquainted during the term of his employment), software, designs, drawings, hardware and software configuration information, marketing, intellectual property, financial or other business information disclosed to EMPLOYEE by the EMPLOYER either, directly or indirectly, in writing or orally. Confidential Information may also include proprietary information, trade secrets or know-how received in confidence from third parties. EMPLOYEE further agrees that all memoranda, notes, records, reports, electronic data and electronic records, letters, and other documents made, compiled, received, held, or used by EMPLOYEE while employed by EMPLOYER concerning any phase of the business of the EMPLOYER shall be the EMPLOYER’S property and shall be delivered by EMPLOYEE to the EMPLOYER on the termination of his employment with the EMPLOYER.

8. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions or canons of construction that construe agreements against the draftsperson.

9. EMPLOYEE hereby certifies that:

(a) he has read the terms of this Agreement, and that he understands its terms and effects;

(b) he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges as adequate and satisfactory to him;

(c) EMPLOYER has provided him with at least seven (7) days within which to consider whether to sign this Agreement, and that he has signed as of the date indicated below after concluding that this Agreement is satisfactory to him;

(d) he has been advised by EMPLOYER, through this document, to consult with an attorney prior to signing this Agreement; and

(e) neither EMPLOYER, nor any of its agents, representatives or attorneys have made any representations to him concerning the terms or effects of this Agreement other than those contained herein.

10. EMPLOYEE may revoke this Agreement within seven (7) days of his signing it. Revocation can be made by delivering a written notice of revocation to Christopher D. McDemus at ClearPoint Business Resources, Inc., 1600 Manor Drive, Suite 110,

Chalfont, PA 18914. For this revocation to be effective, written notice must be received by Mr. McDemus no later than the close of business on the seventh (7th) day after EMPLOYEE signs this Agreement. If EMPLOYEE revokes this Agreement, it shall not be effective and enforceable and EMPLOYEE will not receive the consideration contained in Paragraph 2, Paragraph 11 or any other consideration set forth herein.

11. Within a reasonable period of time following the expiration of the revocation period set forth in Paragraph 10 hereof, EMPLOYER and EMPLOYEE shall enter into a consulting agreement (the “Consulting Agreement”), pursuant to which EMPLOYEE shall: (i) cooperate fully with any reasonable request of EMPLOYER to provide truthful information and/or materials to them, (ii) provide EMPLOYER with litigation support on existing matters, (iii) assist EMPLOYER in matters relating to the performance of his former duties, and (iv) work with EMPLOYER to effectively transition his current responsibilities. The Consulting Agreement shall have a term of twelve (12) months and EMPLOYEE shall be paid $25,000 per month.

12. Any controversy or claim arising out of or relating to this Agreement shall be settled by a single arbitrator in an arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

13. Except as set forth herein, and except for all non-competition, non-solicitation and confidentiality agreements, the Lock-Up Agreement, dated as of August 6, 2006, and any applicable stock grant documents, which remain in full force and effect in accordance with their respective terms, this Agreement contains and constitutes the entire understanding and agreement between the parties and supersedes and cancels all previous negotiations, agreements, commitments, and writings in connection therewith.

14. The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity or enforceability of any other provision contained herein.

15. This Agreement may be signed in separate counterparts.

16. EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT. EMPLOYEE UNDERSTANDS AND AGREES THAT THIS AGREEMENT CONTAINS A GENERAL RELEASE OF CLAIMS RELATING TO HIS EMPLOYMENT AND THE TERMINATION OF THAT EMPLOYMENT AGAINST ALL RELEASED PARTIES.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Separation of Employment Agreement and General Release this 28th day of February, 2008.

WITNESS:	/s/ Chris Ferguson
Print Name: Christopher Ferguson

CLEARPOINT BUSINESS RESOURCES, INC.
WITNESS:
	By:	/s/ Michael D. Traina
	Name:	Michael D. Traina
	Title:	Chairman & CEO